Exhibit 99.1

Viad Corp Delivers Strong Growth in 2017 Second Quarter

Earnings per Share Exceeds Prior Guidance

Both Business Units Perform Better than Expected

Raises Guidance for Full Year 2017

PHOENIX, July 27, 2017 -- Viad Corp (NYSE: VVI) today announced second quarter 2017 net income attributable to Viad of $27.9 million, or $1.37 per share, and income before other items of $24.9 million*, or $1.22 per share*. These results exceeded the company’s prior guidance primarily driven by stronger than expected revenue growth of 12.3 percent and solid execution at both business units.

	Q2 2017	Q2 2016	y-o-y Change
$ in millions, except per share data
Revenue	$364.8	$324.7	12.3%
Organic Revenue*	350.9	321.5	9.1%

Net Income Attributable to Viad	$27.9	$19.5	43.3%
Income Before Other Items*	24.9	21.1	17.9%
Income Before Other Items per Share*	1.22	1.04	17.3%

Adjusted Segment Operating Income*	$40.5	$34.8	16.4%
Adjusted Segment EBITDA*	55.0	44.9	22.4%

•	Revenue of $364.8 million increased 12.3% ($40.0 million) year-over-year, or 9.1% ($29.4 million) on an organic basis (which excludes the impact of acquisitions and exchange rate variances).
o	The organic revenue growth primarily reflects strong underlying growth at both business units and positive show rotation at GES.
o	The acquisitions of ON Services (August 2016), FlyOver Canada (December 2016) and the Poken event visitor engagement technology (March 2017) contributed incremental revenue of $19.7 million.
o	Exchange rate variances had an unfavorable impact on revenue of $9.1 million.
•	Adjusted segment operating income, adjusted segment EBITDA and income before other items improved compared to the prior year quarter primarily due to the increase in revenue.

Steve Moster, president and chief executive officer, commented, “Viad delivered another quarter of strong results that exceeded our prior guidance as positive business momentum at both GES and Pursuit carried into the second quarter. We are realizing the benefits of our strategic growth initiatives and favorable industry trends. Our teams executed well during the quarter and did an excellent job converting the increased revenue into profitable growth. Our income per share came in $0.23 above the

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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high end of our prior guidance range and adjusted segment EBITDA margins improved by 130 basis points year-over-year.”

GES Results

Moster said, “GES delivered second quarter results that surpassed our prior guidance, with a revenue increase of 12 percent year-over-year and an adjusted segment EBITDA margin of 12.5 percent.  The upside to guidance was broad-based and fueled by industry growth, solid execution by the GES team and our efforts to position GES as the preferred global, full-service provider for live events with a comprehensive suite of offerings.  Our U.S. base same-show revenue growth was better than anticipated at 7.5 percent and we continue to realize strong international revenue growth from new business wins.”

	Q2 2017	Q2 2016	y-o-y Change
$ in millions
Revenue	$320.1	$285.4	12.2%
U.S. Organic Revenue*	222.0	216.8	2.4%
International Organic Revenue*	92.7	72.7	27.5%

Adjusted Segment Operating Income*	$30.5	$27.4	11.4%
Adjusted Segment Operating Margin*	9.5%	9.6%	(10) bps

Adjusted Segment EBITDA*	$39.9	$33.8	18.2%
Adjusted Segment EBITDA Margin*	12.5%	11.8%	70 bps

Key Performance Indicators:
U.S. Base Same-Show Revenue Growth(1)			7.5%
U.S. Show Rotation Revenue Change (approx.)(2)			$4
International Show Rotation Revenue Change (approx.)(2)			$10

(1)

Base same-shows are defined as shows produced by GES out of the same city during the same quarter in both the current year and prior year.  Base same-shows represented 31.0% of GES’ U.S. organic revenue during the 2017 second quarter.

(2)	Show rotation refers to shows that take place once every two, three or four years, as well as annual shows that change quarters from one year to the next.

•

GES revenue of $320.1 million increased 12.2% ($34.7 million) year-over-year.  On an organic basis, which excludes the impact of acquisitions and exchange rate variances, revenue increased 9.0% ($25.3 million).

o

U.S. organic revenue increased 2.4% ($5.1 million*) primarily due to base same-show revenue growth of 7.5% and positive show rotation of approximately $4 million, which more than offset some non-recurring business in the prior year quarter.

o	International organic revenue increased 27.5% ($20.0 million*) primarily due to positive show rotation of approximately $10 million and new business wins.
•	GES adjusted segment operating income of $30.5 million* increased $3.1 million year-over-year, and $3.5 million on an organic basis.
o	U.S. organic adjusted segment operating income of $20.6 million* decreased $1.8 million primarily reflecting higher compensation expense in the 2017 quarter.
o	International organic adjusted segment operating income of $10.2 million* increased $5.3 million primarily due to higher revenue and strong operating leverage.

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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•

The acquisitions of ON Services and the Poken event visitor engagement technology contributed incremental revenue of $17.3 million, adjusted segment operating income of $0.3 million* and adjusted segment EBITDA of $3.2 million* during the 2017 second quarter.

Pursuit Results

Moster said, “Pursuit kicked off its 2017 peak season on a strong note and delivered second quarter results that exceeded expectations. We are seeing increased park visitation, and the investments we have made to renovate key assets, combined with our revenue management efforts, are driving significant growth.  The recently renovated Banff Gondola was a key driver of both our upside to guidance for the quarter and our year-over-year growth at Pursuit.  Visitation at the gondola has been stronger than anticipated and we’re capturing higher revenue per guest from ticket sales, dining and retail.  Additionally, Pursuit’s second quarter operating income included $1.2 million related to the Mount Royal Hotel that was not included in our prior guidance.”

Moster continued, “I am happy to report that we recently resolved our property and business interruption insurance claims related to the Mount Royal Hotel fire. Certain of our retail tenants at the Mount Royal are back in operation and we expect the remaining retail and dining outlets to be open before the end of 2017.  We continue to make progress on our plans to re-open the hotel itself with an upgraded guest experience, and are still targeting mid-year 2018 for its grand re-opening.”

	Q2 2017	Q2 2016	y-o-y Change
$ in millions
Revenue	$44.7	$40.5	10.3%
Organic Revenue*	43.4	40.5	7.3%

Adjusted Segment Operating Income*	$10.0	$7.4	34.9%
Adjusted Segment Operating Margin*	22.4%	18.3%	410 bps

Adjusted Segment EBITDA*	$15.1	$11.1	35.1%
Adjusted Segment EBITDA Margin*	33.7%	27.5%	620 bps

Key Performance Indicators:
Same-Store RevPAR(1)	$115	$110	4.5%
Same-Store Room Nights Available(1)	66,259	63,879	3.7%
Same-Store Passengers(2)	531,432	469,181	13.3%
Same-Store Revenue per Passenger(2)	$45	$37	21.6%

(1)

Same-store RevPAR is calculated as total rooms revenue divided by the total number of room nights available for all comparable Pursuit properties during the periods presented, expressed on a constant currency basis.  Comparable properties are defined as those owned by Viad and operating for the entirety of both periods. Accordingly, the second quarter comparisons exclude the Mount Royal Hotel (closed for renovation due to the fire).

(2)

Same-store revenue per passenger is calculated as total attractions revenue divided by the total number of passengers for all comparable Pursuit attractions, expressed on a constant currency basis.  Comparable attractions are defined as those owned by Viad for the entirety of both periods.  Accordingly, the second quarter comparisons exclude FlyOver Canada (acquired December 2016). The Banff Gondola was closed for renovations from October 2015 through April, 2016.  Accordingly the same-store metrics for the 2016 second quarter include only 2 months of operation for the Banff Gondola whereas the 2017 second quarter reflects a full three months.  When excluding the Banff Gondola from the same-store metrics in both periods, same-store passengers declined by 8,464 driven by later opening dates for certain seasonal attractions.

•

Pursuit revenue of $44.7 million increased $4.2 million (10.3%) year-over-year. On an organic basis, which excludes the impact of acquisitions and exchange rate variances, revenue increased $2.9 million (7.3%) primarily due to strong growth from the Banff Gondola and Columbia Icefield Glacier

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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Adventure attractions which more than offset revenue declines from the fire-related closure of the Mount Royal Hotel and the previously announced downsizing of the lower-margin package tours line of business.

•

Pursuit adjusted segment operating income of $10.0 million* increased $2.6 million year-over-year. On an organic basis, adjusted segment operating income increased $2.2 million primarily due to the increase in revenue from high-margin attractions.

•	The acquisition of FlyOver Canada contributed revenue of $2.4 million, adjusted segment operating income of $0.7 million* and adjusted segment EBITDA of $1.3 million* during the quarter.

Mount Royal Hotel Fire Update

On December 29, 2016, the Mount Royal Hotel was damaged by a fire and closed.  In the fourth quarter of 2016, as a result of the fire, Viad recorded an asset impairment loss of $2.2 million and an offsetting impairment recovery (and related insurance receivable) as the losses related to the fire are covered by Viad’s property and business interruption insurance.

Through June 30, 2017, Viad had received a total of $9.0 million in insurance proceeds as partial settlement of its claims, which was recorded as follows in Viad’s financial statements:

$ in millions	Q1 2017	Q2 2017	YTD
Insurance receivable(1)	$2.2	$—	$2.2
Impairment recoveries(2)	2.4	2.2	4.6
Contra-expense(3)	0.6	0.5	1.1
Business-interruption gains(4)	0.1	1.0	1.1
TOTAL PROCEEDS RECEIVED	$5.3	$3.7	$9.0

(1)	Related to asset impairment loss recorded in the 2016 fourth quarter.
(2)	Recovery of construction-in-progress costs incurred to re-open the property.
(3)	Recovery of non-capitalizable costs incurred by the Company, recorded in Pursuit segment operating results.
(4)	Recovery of lost profits, recorded in Pursuit segment operating results.

During July 2017, Viad resolved its property and business interruption insurance claims for a total of approximately $35 million, inclusive of the $9 million received as of June 30, 2017.  The remaining $26 million is expected to be received during the 2017 third quarter.  Upon receipt, Viad will record an additional impairment recovery of approximately $23.4 million representing settlement of the property insurance claim.  The remaining amount of approximately $2.6 million represents business interruption recoveries (including both contra-expense and business interruption gains) that will be recognized in earnings over the periods to which they relate in amounts that correspond to the business interruption losses actually incurred. Management anticipates recognizing approximately $1.7 million of the business interruption recovery during the remainder of 2017 with approximately $0.9 million being deferred to the first half of 2018.

Several of the property’s retail tenants have resumed their operations and the remainder are expected to re-open before the end of 2017.  The hotel itself is expected to remain closed until mid-year 2018 as the company works to reconstruct and upgrade the property for an enhanced guest experience.

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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Cash Flow / Capital Structure

•

Cash flow from operations was $27.0 million for the 2017 second quarter, including $1.5 million of insurance proceeds related to the Mount Royal Hotel fire representing contra-expense and business interruption gains.  The remaining $2.2 million of insurance proceeds, representing impairment recoveries, was recorded as cash flow from investing activities.

•	Capital expenditures for the quarter totaled $12.8 million, comprising $5.7 million for GES and $7.1 million for Pursuit.
•

Return of capital totaled $2.0 million for the quarter (which represented quarterly dividends of $0.10 per share).  Viad had 440,540 shares remaining under its current repurchase authorization at June 30, 2017.

•	Debt proceeds (net) totaled $2.9 million for the quarter.
•	Cash and cash equivalents were $44.0 million, debt was $242.6 million and the debt-to-capital ratio was 37.0% at June 30, 2017.

Business Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Viad has provided the following forward-looking non-GAAP financial measures:  Adjusted Segment EBITDA, Adjusted Segment Operating Income and Income Before Other Items. The company does not provide reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible, not all of the information necessary for quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are available to the company without unreasonable efforts. Specifically, recent acquisitions include preliminary recordings of the fair values of the assets acquired and liabilities assumed as of the acquisition date. Purchase price allocations are subject to change within the measurement period (up to one year from the acquisition date) as the assessment of property and equipment, intangible assets, and working capital are finalized. Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors. It is probable that the forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Moster said, “As a result of our stronger than expected results during the first half of 2017 and favorable industry conditions, we are raising our guidance for the 2017 full year for both business units.  Our full year guidance has also been adjusted upward to include additional revenue of about $1 million and additional adjusted segment EBITDA of approximately $3 million from the Mount Royal Hotel, reflecting the resolution of our business interruption insurance claim and the re-opening of the retail and dining outlets at the property.”

2017 Full Year Guidance

•

Consolidated revenue is expected to increase by approximately 6% to 8% from 2016 full year revenue, driven primarily by incremental contributions from acquisitions completed during 2016 and continued growth in the underlying business, partially offset by unfavorable currency

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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translation of approximately $15 million, negative show rotation of about $10 million and a $13 million reduction in revenue from package tours as the company completes the rationalization of that line of business in Canada.

•	Consolidated adjusted segment EBITDA is expected to be in the range of $153.5 million to $157.5 million, as compared to prior guidance of $144.5 million to $148.5 million and $130.2 million* in 2016.
•

Exchange rates are assumed to approximate $0.75 U.S. Dollars per Canadian Dollar and $1.27 U.S. Dollars per British Pound during 2017.  Exchange rate variances are expected to impact 2017 full year results as follows:

	Viad Total	GES	Pursuit
$ in millions, except per share data
Revenue	$(15)	$(13)	$(2)
Adjusted Segment Operating Income	$(1.5)	$(0.5)	$(1)
Income per Share Before Other Items	$(0.07)

The outlook for Viad’s business units is as follows:

	GES	Pursuit
$ in millions
Revenue	Up 6% to 7% (from $1,054.7 in 2016)	Up 7% to 11% (from $153.4 in 2016)
Adjusted Segment EBITDA	$92 to $95 (vs. $80.4* in 2016)	$61 to $63 (vs. $49.8* in 2016)
Depreciation & Amortization	$36.5 to $38.5	$16.5 to $18.5
Adjusted Operating Income	$54.5 to $57.5 (vs. $50.8* in 2016)	$43.5 to $45.5 (vs. $36.9* in 2016)
Capital Expenditures	$28 to $30	$34 to $36

o

The GES acquisitions of ON Services (August 2016) and the Poken event visitor engagement technology (March 2017) are expected to provide incremental revenue of $47 million to $50 million, incremental adjusted segment EBITDA of $10.5 million to $12.5 million and incremental adjusted segment operating income of $3 million to $5 million.

o

GES show rotation is expected to have a net negative impact on full year revenue of about $10 million versus 2016.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.

	Q1 Actual	Q2 Actual	Q3 Est.	Q4 Est.	FY Est.
Show Rotation Revenue ($ in millions)	$55	$14	$(80)	$—	$(10)
o	GES U.S. base same-show revenue is expected to increase at a mid-single digit rate.
o

The Pursuit acquisitions of CATC (March 2016) and FlyOver Canada (December 2016) are expected to provide incremental revenue of $10 million to $12 million and incremental adjusted segment EBITDA of $2 million to $3.5 million. Combined, these acquisitions are expected to contribute adjusted segment operating income that is in line with 2016, which reflects an incremental first quarter seasonal operating loss of $2.3 million from CATC.

o

Pursuit’s revenue is expected to be negatively impacted by approximately $13 million as the company completes the previously announced downsizing of the lower-margin package tours line of business, and by approximately $5 million due to the fire-related closure of the Mount

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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Royal Hotel which is expected to re-open mid-year 2018.  These declines are expected to be offset by growth across the rest of the Pursuit business, with particularly strong growth at the newly renovated Banff Gondola.

o

The Pursuit guidance ranges include approximately $1 million in revenue and approximately $3 million in adjusted segment EBITDA related to the Mount Royal Hotel, which reflects the 2017 portion of business interruption insurance recoveries (including both business interruption gains for lost profits and contra-expense for on-going operating costs) and the re-opening of the property’s retail tenants and dining outlets. The guidance also includes approximately $18 million in capital expenditures related to the Mount Royal Hotel, including approximately $8.6 million incurred during the first six months.

•	Corporate activities expense is expected to approximate $11 million to $12 million, inclusive of acquisition transaction-related costs of $0.5 million incurred during the first six months.
•	The effective tax rate on income before other items is assumed to approximate 30%.

2017 Third Quarter Guidance

			2017 Guidance
	2016		Low End	High End		FX Impact(1)
$ in millions, except per share data
Revenue:
GES	$287.0		$220	to	$230	$(1.5)
Pursuit	97.4		100	to	105	$(1.0)
Adjusted Operating Income:
GES	$15.3	*	$(8)	to	$(5)	$—
Pursuit	44.2	*	50	to	53	(1)

Income per Share Before Other Items	$1.74	*	$1.23	to	$1.38	$(0.04)

(1)	FX Impact represents the expected effect of year-over-year changes in exchange rates that is incorporated in the low end and high end guidance ranges presented.
•

GES third quarter results are expected to decrease primarily as a result of negative show rotation revenue of about $80 million, partially offset by an incremental $10 million to $12 million in revenue from the acquisitions of ON Services and the Poken event visitor engagement technology.

•

Pursuit third quarter results are expected to increase primarily as a result of strong organic growth across the company’s attractions and hospitality properties and incremental revenue of $3 million to $4 million from the acquisition of FlyOver Canada.  This growth is expected to be partially offset by the downsizing of package tours and the fire-related closure of the Mount Royal Hotel, which are anticipated to negatively impact third quarter revenue by approximately $8 million and $2 million, respectively. Adjusted operating income from the Mount Royal Hotel is expected to be comparable to the prior year quarter as a result of the business interruption proceeds.

•

Adjusted segment operating income is expected to be impacted by additional depreciation and amortization expense of approximately $2 million at GES and approximately $1 million at Pursuit, primarily related to acquisitions.

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of second quarter 2017 results on Thursday, July 27, 2017 at 5:00 p.m. (ET). To join the live conference, call (877) 917-8933, passcode “Viad”, or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (888) 277-9386 (no passcode required) or visit the Viad Website and link to a replay of the webcast.

About Viad

Viad (NYSE: VVI) generates revenue and shareholder value through its two business units: GES and Pursuit. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Pursuit is a collection of iconic travel experiences in Alaska, Montana and Western Canada that showcase the best of Banff, Jasper, Waterton Lakes, Glacier, Denali and Kenai Fjords national parks. Viad is an S&P SmallCap 600 company. For more information, visit the company's Website at www.viad.com.

Contacts

Sajid Daudi or Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, the level of interest rates and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results

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*  Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by Viad, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

# # #

VIAD CORP AND SUBSIDIARIES

TABLE ONE – QUARTERLY RESULTS

(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
($ in thousands, except per share data)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Revenue:
GES:
U.S.	$242,031	$220,078	$21,953	10.0%	$499,242	$403,815	$95,427	23.6%
International	85,283	72,682	12,601	17.3%	149,182	126,763	22,419	17.7%
Intersegment eliminations	(7,205)	(7,332)	127	1.7%	(10,444)	(9,014)	(1,430)	-15.9%
Total GES	320,109	285,428	34,681	12.2%	637,980	521,564	116,416	22.3%
Pursuit	44,665	40,483	4,182	10.3%	52,601	45,709	6,892	15.1%
Corporate eliminations (Note A)	—	(1,164)	1,164	-100.0%	—	(1,164)	1,164	-100.0%
Total revenue	$364,774	$324,747	$40,027	12.3%	$690,581	$566,109	$124,472	22.0%

Segment operating income (loss):
GES:
U.S.	$21,196	$22,502	$(1,306)	-5.8%	$42,170	$23,364	$18,806	80.5%
International	9,339	4,876	4,463	91.5%	11,361	4,307	7,054	**
Total GES	30,535	27,378	3,157	11.5%	53,531	27,671	25,860	93.5%
Pursuit	9,938	7,058	2,880	40.8%	(337)	485	(822)	**
Segment operating income	40,473	34,436	6,037	17.5%	53,194	28,156	25,038	88.9%
Corporate eliminations (Note A)	16	(422)	438	**	32	(422)	454	**
Corporate activities (Note B)	(3,008)	(2,707)	(301)	-11.1%	(5,618)	(4,618)	(1,000)	-21.7%
Restructuring charges (Note C)	(168)	(975)	807	82.8%	(562)	(1,967)	1,405	71.4%
Impairment recoveries (Note D)	2,247	—	2,247	**	4,631	—	4,631	**
Net interest expense (Note E)	(2,017)	(1,298)	(719)	-55.4%	(4,064)	(2,526)	(1,538)	-60.9%
Income from continuing operations before income taxes	37,543	29,034	8,509	29.3%	47,613	18,623	28,990	**
Income tax expense (Note F)	(10,178)	(9,226)	(952)	-10.3%	(12,919)	(5,774)	(7,145)	**
Income from continuing operations	27,365	19,808	7,557	38.2%	34,694	12,849	21,845	**
Income (loss) from discontinued operations (Note G)	509	(364)	873	**	(307)	(550)	243	44.2%
Net income	27,874	19,444	8,430	43.4%	34,387	12,299	22,088	**
Net loss attributable to noncontrolling interest	73	65	8	12.3%	337	227	110	48.5%
Net income attributable to Viad	$27,947	$19,509	$8,438	43.3%	$34,724	$12,526	$22,198	**

Amounts Attributable to Viad Common Stockholders:
Income from continuing operations	$27,438	$19,873	$7,565	38.1%	$35,031	$13,076	$21,955	**
Income (loss) from discontinued operations (Note G)	509	(364)	873	**	(307)	(550)	243	44.2%
Net income	$27,947	$19,509	$8,438	43.3%	$34,724	$12,526	$22,198	**

Diluted income per common share:
Income from continuing operations attributable to Viad common shareholders	$1.35	$0.98	$0.37	37.8%	$1.72	$0.65	$1.07	**
Income (loss) from discontinued operations attributable to Viad common shareholders	0.02	(0.02)	0.04	**	(0.02)	(0.03)	0.01	33.3%
Net income attributable to Viad common shareholders	$1.37	$0.96	$0.41	42.7%	$1.70	$0.62	$1.08	**

Basic income per common share:
Income from continuing operations attributable to Viad common shareholders	$1.35	$0.98	$0.37	37.8%	$1.72	$0.65	$1.07	**
Income (loss) from discontinued operations attributable to Viad common shareholders	0.02	(0.02)	0.04	**	(0.02)	(0.03)	0.01	33.3%
Net income attributable to Viad common shareholders (Note H)	$1.37	$0.96	$0.41	42.7%	$1.70	$0.62	$1.08	**

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding common shares	20,140	19,983	157	0.8%	20,112	19,949	163	0.8%
Weighted-average outstanding and potentially dilutive common shares	20,364	20,153	211	1.0%	20,355	20,124	231	1.1%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE ONE – NOTES TO QUARTERLY RESULTS

(UNAUDITED)

(A)

Corporate Eliminations — The corporate eliminations recorded during the three and six months ended June 30, 2017 represented the elimination of depreciation expense recorded by Pursuit associated with previously eliminated intercompany profit realized by GES for renovations to Pursuit’s Banff Gondola. The corporate eliminations recorded during the three and six months ended June 30, 2016 represented the elimination of intercompany revenue and profit realized by GES for work completed on renovations to Pursuit's Banff Gondola.

(B)

Corporate Activities — The increase in corporate activities expense for the three months ended June 30, 2017 was primarily due to an increase in performance-based compensation expense, offset in part by higher acquisition transaction-related costs in 2016. The increase in corporate activities expense for the six months ended June 30, 2017 was primarily due to an increase in performance-based compensation expense.

(C)

Restructuring Charges — During the three and six months ended June 30, 2017 and 2016, Viad recorded restructuring charges primarily related to the elimination of certain positions and facility consolidations in GES, as well as the elimination of certain positions at Viad's corporate office.

(D)

Impairment Recoveries — On December 29, 2016, the Mount Royal Hotel was damaged by a fire and closed. The losses related to the fire are covered by Viad's property and business interruption insurance.  During the three months ended June 30, 2017, the Company received $3.7 million in insurance proceeds as a partial settlement, of which $2.2 million was recorded as an impairment recovery related to construction-in-progress costs incurred to re-open the hotel, $1.0 million was recorded as a business interruption gain for the recovery of lost profits and $0.5 million was recorded as contra-expense to offset non-capitalizable costs incurred by the Company. During the six months ended June 30, 2017, the Company received $9.0 million in insurance proceeds as a partial settlement, of which $2.2 million was allocated to the insurance receivable, $4.6 million was recorded as an impairment recovery related to construction-in-progress costs incurred to re-open the hotel, $1.1 million was recorded as a business interruption gain for the recovery of lost profits and $1.1 million was recorded as contra-expense to offset non-capitalizable costs incurred by the Company.

(E)

Net Interest Expense — The increase in net interest expense for the three and six months ended June 30, 2017 was primarily due to higher debt balances in 2017 resulting from acquisitions completed during the second half of 2016.

(F)

Income Taxes — Income taxes went from an effective rate of 32% and 31% for the three and six months ended June 30, 2016, respectively, to an effective rate of 27% for the three and six months ended June 30, 2017.  The decrease in the effective rate was primarily due to the release of a valuation allowance related to foreign net operating losses in the second quarter of 2017 and the adoption of new accounting guidance, effective in the first quarter of 2017, which requires the excess tax benefit on share-based compensation to be recorded to income tax expense rather than other comprehensive income.

(G)

Income (Loss) from Discontinued Operations — During the three months ended June 30, 2017, Viad recorded a reduction in an uncertain tax position due to the lapse of a statute, offset in part by increases in reserves for certain matters related to previously sold operations.  The loss from discontinued operations during the six months ended June 30, 2017 was primarily related to increases in reserves for certain matters related to previously sold operations, offset in part by a reduction in an uncertain tax position due to the lapse of a statute during the second quarter.

(H)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:
	Three months ended June 30,				Six months ended June 30,
($ in thousands, except per share data)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Net income attributable to Viad	$27,947	$19,509	$8,438	43.3%	$34,724	$12,526	$22,198	**
Less: Allocation to nonvested shares	(345)	(265)	(80)	-30.2%	(442)	(171)	(271)	**
Net income allocated to Viad common shareholders	$27,602	$19,244	$8,358	43.4%	$34,282	$12,355	$21,927	**

Weighted-average outstanding common shares	20,140	19,983	157	0.8%	20,112	19,949	163	0.8%

Basic income per common share attributable to Viad common shareholders	$1.37	$0.96	$0.41	42.7%	$1.70	$0.62	$1.08	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of “Income/(Loss) Before Other Items”, “Adjusted EBITDA”, “Adjusted Segment EBITDA” and “Adjusted Segment Operating Income/(Loss)”, which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.  These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP.  The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below.  Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income/(Loss) Before Other Items and Adjusted Segment Operating Income/(Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA and Adjusted Segment EBITDA provide useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business.  Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended June 30,				Six months ended June 30,
($ in thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Income before other items:
Net income attributable to Viad	$27,947	$19,509	$8,438	43.3%	$34,724	$12,526	$22,198	**
(Income) loss from discontinued operations attributable to Viad	(509)	364	(873)	**	307	550	(243)	-44.2%
Income from continuing operations attributable to Viad	27,438	19,873	7,565	38.1%	35,031	13,076	21,955	**
Restructuring charges, pre-tax	168	975	(807)	-82.8%	562	1,967	(1,405)	-71.4%
Impairment recoveries, pre-tax	(2,247)	—	(2,247)	**	(4,631)	—	(4,631)	**
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	83	755	(672)	-89.0%	949	971	(22)	-2.3%
Tax expense (benefit) on above items	616	(513)	1,129	**	864	(935)	1,799	**
Favorable tax matters	(1,198)	—	(1,198)	**	(1,198)	—	(1,198)	**
Income before other items	$24,860	$21,090	$3,770	17.9%	$31,577	$15,079	$16,498	**

(per diluted share)
Income before other items:
Net income attributable to Viad	$1.37	$0.96	$0.41	42.7%	$1.70	$0.62	$1.08	**
(Income) loss from discontinued operations attributable to Viad	(0.02)	0.02	(0.04)	**	0.02	0.03	(0.01)	-33.3%
Income from continuing operations attributable to Viad	1.35	0.98	0.37	37.8%	1.72	0.65	1.07	**
Restructuring charges, pre-tax	0.01	0.05	(0.04)	-80.0%	0.03	0.10	(0.07)	-70.0%
Impairment recoveries, pre-tax	(0.11)	—	(0.11)	**	(0.23)	—	(0.23)	**
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	—	0.04	(0.04)	-100.0%	0.05	0.05	—	0.0%
Tax expense (benefit) on above items	0.03	(0.03)	0.06	**	0.04	(0.05)	0.09	**
Favorable tax matters	(0.06)	—	(0.06)	**	(0.06)	—	(0.06)	**
Income before other items	$1.22	$1.04	$0.18	17.3%	$1.55	$0.75	$0.80	**

($ in thousands)
Adjusted EBITDA:
Net income attributable to Viad	$27,947	$19,509	$8,438	43.3%	$34,724	$12,526	$22,198	**
(Income) loss from discontinued operations attributable to Viad	(509)	364	(873)	**	307	550	(243)	-44.2%
Impairment recoveries, pre-tax	(2,247)	—	(2,247)	**	(4,631)	—	(4,631)	**
Interest expense	2,059	1,336	723	54.1%	4,164	2,620	1,544	58.9%
Income tax expense	10,178	9,226	952	10.3%	12,919	5,774	7,145	**
Depreciation and amortization	14,522	10,187	4,335	42.6%	26,666	18,557	8,109	43.7%
Other noncontrolling interest	(41)	(30)	(11)	-36.7%	42	(30)	72	**
Adjusted EBITDA	$51,909	$40,592	$11,317	27.9%	$74,191	$39,997	$34,194	85.5%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

(A)	Acquisition-related costs and other non-recurring expenses include:

	Three months ended June 30,				Six months ended June 30,
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Acquisition integration costs - GES[1]	$(30)	$—	$(30)	**	$95	$—	$95	**
Acquisition integration costs - Pursuit[1]	79	366	(287)	-78.4%	167	412	(245)	-59.5%
Acquisition transaction-related costs - Pursuit[1]	—	—	—	**	188	—	188	**
Acquisition transaction-related costs - Corporate[2]	34	389	(355)	-91.3%	499	559	(60)	-10.7%
Acquisition-related and other non-recurring expenses, pre-tax	$83	$755	$(672)	-89.0%	$949	$971	$(22)	-2.3%

1 Included in segment operating income (loss)

2 Included in corporate activities

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

Organic - The term “organic” is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods.  The impact of exchange rate variances (or “FX Impact”) is calculated as the difference between current period activity translated at the current period’s exchange rates and the comparable prior period’s exchange rates.  Management believes that the presentation of “organic” results permits investors to better understand Viad’s performance without the effects of exchange rate variances or acquisitions.

	Three months ended June 30, 2017				Three months ended June 30, 2016
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
Viad Consolidated:
Revenue	$364,774	$22,947	$(9,065)	$350,892	$324,747	$3,232	$321,515

Net income attributable to Viad	$27,947				$19,509
Net loss attributable to noncontrolling interest	(73)				(65)
(Income) loss from discontinued operations	(509)				364
Income tax expense	10,178				9,226
Net interest expense	2,017				1,298
Impairment recoveries	(2,247)				—
Restructuring charges	168				975
Corporate activities expense	3,008				2,707
Corporate eliminations	(16)				422
Segment operating income	$40,473	$1,098	$(986)	$40,361	$34,436	$178	$34,258
Integration costs	49	49	—	—	366	—	366
Adjusted segment operating income	40,522	1,147	(986)	40,361	34,802	178	34,624
Segment depreciation	11,220	1,872	(254)	9,602	8,310	16	8,294
Segment amortization	3,253	1,677	(62)	1,638	1,819	—	1,819
Adjusted Segment EBITDA	$54,995	$4,696	$(1,302)	$51,601	$44,931	$194	$44,737

Adjusted segment operating margin	11.1%	5.0%	10.9%	11.5%	10.7%	5.5%	10.8%
Adjusted segment EBITDA margin	15.1%	20.5%	14.4%	14.7%	13.8%	6.0%	13.9%

GES:
Revenue	$320,109	$20,581	$(7,934)	$307,462	$285,428	$3,232	$282,196

Segment operating income	$30,535	$466	$(665)	$30,734	$27,378	$178	$27,200
Integration costs	(30)	(30)	—	—	—	—	—
Adjusted segment operating income	30,505	436	(665)	30,734	27,378	178	27,200
Depreciation	6,638	1,478	(157)	5,317	4,896	16	4,880
Amortization	2,799	1,487	(52)	1,364	1,512	—	1,512
Adjusted Segment EBITDA	$39,942	$3,401	$(874)	$37,415	$33,786	$194	$33,592

Adjusted segment operating margin	9.5%	2.1%	8.4%	10.0%	9.6%	5.5%	9.6%
Adjusted segment EBITDA margin	12.5%	16.5%	11.0%	12.2%	11.8%	6.0%	11.9%

GES U.S.:
Revenue	$242,031	$20,064	$—	$221,967	$220,078	$3,232	$216,846

Segment operating income	$21,196	$630	$—	$20,566	$22,502	$178	$22,324
Integration costs	(59)	(59)	—	—	—	—	—
Adjusted segment operating income	21,137	571	—	20,566	22,502	178	22,324
Depreciation	4,987	1,392	—	3,595	3,385	16	3,369
Amortization	2,370	1,487	—	883	958	—	958
Adjusted Segment EBITDA	$28,494	$3,450	$—	$25,044	$26,845	$194	$26,651

Adjusted segment operating margin	8.7%	2.8%		9.3%	10.2%	5.5%	10.3%
Adjusted segment EBITDA margin	11.8%	17.2%		11.3%	12.2%	6.0%	12.3%
(A)

Acquisitions include ON Services (acquired August 2016) for GES U.S., Poken (acquired March 2017) for GES International and U.S., and FlyOver Canada (acquired December 2016) for Pursuit. To maximize synergies, GES’ existing in-house audio-visual services team was merged into ON Services.  Accordingly, the amounts shown above for GES U.S. acquisitions include results from the existing in-house audio-visual services team.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Three months ended June 30, 2017				Three months ended June 30, 2016
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic
GES International:
Revenue	$85,283	$517	$(7,934)	$92,700	$72,682	$—	$72,682

Segment operating income (loss)	$9,339	$(164)	$(665)	$10,168	$4,876	$—	$4,876
Integration costs	29	29	—	—	—	—	—
Adjusted segment operating income (loss)	9,368	(135)	(665)	10,168	4,876	—	4,876
Depreciation	1,651	86	(157)	1,722	1,511	—	1,511
Amortization	429	—	(52)	481	554	—	554
Adjusted Segment EBITDA	$11,448	$(49)	$(874)	$12,371	$6,941	$—	$6,941

Adjusted segment operating margin	11.0%	-26.1%	8.4%	11.0%	6.7%		6.7%
Adjusted segment EBITDA margin	13.4%	-9.5%	11.0%	13.3%	9.5%		9.5%

Pursuit:
Revenue	$44,665	$2,366	$(1,131)	$43,430	$40,483	$—	$40,483

Segment operating income	$9,938	$632	$(321)	$9,627	$7,058	$—	$7,058
Integration costs	79	79	—	—	366	—	366
Adjusted segment operating income	10,017	711	(321)	9,627	7,424	—	7,424
Depreciation	4,582	394	(97)	4,285	3,414	—	3,414
Amortization	454	190	(10)	274	307	—	307
Adjusted Segment EBITDA	$15,053	$1,295	$(428)	$14,186	$11,145	$—	$11,145

Adjusted segment operating margin	22.4%	30.1%	28.4%	22.2%	18.3%		18.3%
Adjusted segment EBITDA margin	33.7%	54.7%	37.8%	32.7%	27.5%		27.5%

(A)

Acquisitions include ON Services (acquired August 2016) for GES U.S., Poken (acquired March 2017) for GES International and U.S., and FlyOver Canada (acquired December 2016) for Pursuit. To maximize synergies, GES’ existing in-house audio-visual services team was merged into ON Services.  Accordingly, the amounts shown above for GES U.S. acquisitions include results from the existing in-house audio-visual services team.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

ADDITIONAL NON-GAAP FINANCIAL MEASURES

(per diluted share)	2016
Income (loss) before other items:	Q1	Q2	Q3	Q4	Full Year
Net income (loss) attributable to Viad	$(0.35)	$0.96	$1.67	$(0.20)	$2.09
(Income) loss from discontinued operations attributable to Viad	0.01	0.02	0.01	(0.01)	0.03
Income (loss) from continuing operations attributable to Viad	(0.34)	0.98	1.68	(0.21)	2.12
Restructuring charges, pre-tax	0.05	0.05	0.08	0.07	0.26
Impairment charges, pre-tax	—	—	0.01	—	0.01
Acquisition-related costs and other non-recurring expenses, pre-tax	0.01	0.04	—	0.06	0.12
Tax benefit on above items	(0.02)	(0.03)	(0.03)	(0.03)	(0.13)
Income (loss) before other items	$(0.30)	$1.04	$1.74	$(0.11)	$2.38

	Q3 2016			FY 2016
Adjusted segment operating income and adjusted segment EBITDA:	GES	Pursuit	Viad	GES	Pursuit	Viad
Net income attributable to Viad			$33,792			$42,269
Net income attributable to noncontrolling interest			992			526
Loss from discontinued operations			221			684
Income tax expense			17,878			21,250
Net interest expense			1,445			4,733
Impairment charges, pre-tax			120			218
Restructuring charges, pre-tax			1,697			5,183
Corporate activities expense			2,772			10,322
Corporate eliminations			518			743
Segment operating income	$15,187	$44,248	$59,435	$50,223	$35,705	$85,928
Fire-related business interruption matters	—	—	—	—	100	100
Integration costs	64	(54)	10	577	530	1,107
Acquisition transaction-related costs	—	—	—	—	528	528
Adjusted segment operating income	15,251	44,194	59,445	50,800	36,863	87,663
Segment depreciation	5,287	4,642	9,929	21,293	12,062	33,355
Segment amortization	2,221	437	2,658	8,272	905	9,177
Adjusted segment EBITDA	$22,759	$49,273	$72,032	$80,365	$49,830	$130,195